WINSTAR

CONTACTS:
Financial Community                                           Press
Daniel Briggs                                                 Beth Ellen Keyes
Director, Capital Market Relations                            (212) 584-4098
(212) 584-4032

                 WINSTAR TO ACQUIRE LANSYSTEMS FROM BOWNE & CO.

   Strategic Acquisition Expands WinStar's Presence in Data Services Business

NEW YORK, AUGUST 7, 1998 - In a move that furthers its mission of creating broadband networks and helping customers use them productively, WINSTAR COMMUNICATIONS, INC. (NASDAQ - WCII) today announced its agreement to acquire LANSystems, a leading integrator of data services, from Bowne & Co. (AMEX-BNE).

LANSystems is a leading provider of systems integration and other similar services, primarily to the legal and financial services communities, with offices in major cities in the United States. LANSystems solves complex business challenges with leading-edge integration services that give clients flexible solutions that fit their technology requirements and business objectives.

William J. Rouhana Jr., Chairman and Chief Executive  Officer of WinStar,  said:
"This acquisition begins to fill the professional services element of our broadband strategy, which also includes network and networked applications, and helps us complete our goal of building a full-service data transmission business. By entering the professional services data business we can offer a fully integrated approach to our customers' increasingly complex data needs and continue to build our business in this area."

WinStar will purchase LANSystems for approximately $23 million, payable in cash at closing, which is subject to certain conditions including Hart-Scott-Rodino approval. WinStar said it expects LANSystems to have a revenue run rate of $20 - 25 million over the next 12 months and to contribute positively to the company's EBITDA.

"We welcome the LANSystems' employees and customers into the WinStar family and look forward to continuing to do business with Bowne," said Howard Taylor, President and Chief Operating Officer of WinStar Broadband Services. "We are confident that WinStar will be a good home for LANSystems because it enhances our data services offerings and because we both have the same strong commitment to customer satisfaction. We believe both WinStar and LANSystems' customers will welcome this acquisition because many of them are already seeking a combination of services which we will now be able to deliver as one entity. We are further encouraged that LANSystems' core business is located in six cities - Chicago, Dallas, Los Angeles, New York City, San Francisco, and Washington, D.C. - where we already have a strong presence, creating opportunities to offer our customers a wider range of services."

LANSystems' solution specialties include network infrastructure design, implementation, network and desktop operating systems, document management systems, groupware applications, Internet and intranet solutions, and flexible support of local-area, wide-area, and public networks. LANSystems consistently ranks among the top 25 integrators in LAN Magazine's annual survey of the top

100 integration firms in the country. Additionally, LANSystems has developed numerous strategic relationships with cutting-edge technology providers such as Microsoft, Novel, PC DOCS, Lotus, Bay Networks, Cisco, and Compaq.

WinStar Communications is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(sm) services using its licenses in the 28 and 38 GHz spectrum. The company also provides long distance, Internet, data and information services.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-K for the period ended December 31,1997, and the 10Q for the period ended March 31, 1998.

WinStar is a registered trademark, and Wireless Fiber is a service mark of WinStar Communications, Inc.